Exhibit 99.1
News Release
Novelis Reports First Quarter Fiscal Year 2026 Results

Q1 Fiscal Year 2026 Highlights
•Net income attributable to our common shareholder of $96 million, down 36% YoY; Net income attributable to our common shareholder excluding special items was $116 million, down 43% YoY
•Adjusted EBITDA of $416 million, down 17% YoY
•Rolled product shipments of 963 kilotonnes, up 1% YoY
•Adjusted EBITDA per tonne shipped of $432, down 18% YoY

ATLANTA, August 11, 2025 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the first quarter of fiscal year 2026.
"We continue to see strong demand for aluminum beverage packaging sheet supporting top-line growth and the need for new capacity under construction at our plant in Bay Minette, Alabama," said Steve Fisher, president and CEO, Novelis Inc. "While market headwinds mainly from structurally higher scrap prices negatively impacted financial performance in the quarter, we are making solid progress on our comprehensive cost reduction program, which we expect will lower our cost base and improve our margins. We have already implemented a round of organization redesign, footprint rationalization and process improvement actions to drive simplification and efficiencies. We believe these actions will accelerate anticipated run-rate cost savings to over $100 million by the end of this fiscal year, exceeding our previously estimated target of approximately $75 million."
First Quarter Fiscal Year 2026 Financial Highlights
Net sales for the first quarter of fiscal year 2026 increased 13% versus the prior year period to $4.7 billion, mainly driven by higher average aluminum prices and a 1% increase in total rolled product shipments compared to the prior year period to 963 kilotonnes. Higher beverage packaging shipments were partially offset by lower automotive and specialty shipments.
Net income attributable to our common shareholder decreased 36% versus the prior year to $96 million in the first quarter of fiscal year 2026, primarily driven by restructuring charges and lower operating performance, partially offset by favorable metal price lag. Net income attributable to our common shareholder, excluding special items, decreased 43% year-over-year to $116 million and Adjusted EBITDA decreased 17% to $416 million in the first quarter of fiscal year 2026. These decreases were primarily driven by higher aluminum scrap prices, unfavorable product mix, and a net negative tariff impact, partially offset by higher product pricing, lower SG&A costs and favorable foreign exchange. Adjusted EBITDA per tonne was down 18% year-over-year to $432.
Net cash flow provided by operating activities increased 42% to $105 million in the first three months of fiscal year 2026, primarily due to lower net working capital, partially offset by lower Adjusted EBITDA. Adjusted free cash flow was an outflow of $295 million in the first three months of fiscal year 2026, compared to the prior year period outflow of $280 million, with higher capital expenditures partially offset by higher net cash flow provided by operating activities. Total capital expenditures were $386 million for the first three months of fiscal year 2026, primarily attributed to strategic investments in new rolling and recycling capacity under construction, most notably in the U.S. for the Company's new greenfield rolling and recycling plant in Bay Minette, Alabama.
"We are finding opportunities to streamline our cost structure in response to the challenging external environment, freeing up resources that can be invested to meet continued growing market demand for low-carbon, more sustainable aluminum products," said Dev Ahuja, executive vice president and CFO, Novelis Inc.
The Company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 3.2x at the end of the first quarter of fiscal year 2026. Total liquidity stood at $3.0 billion as of June 30, 2025, consisting of $1.1 billion in cash and cash equivalents and $2.0 billion in availability under committed credit facilities. In June 2025,

Novelis issued $400 million of tax-exempt bonds with a mandatory tender for purchase in 2032 and maturation in 2055, with the proceeds to be used to finance a portion of the construction costs at Bay Minette.

First Quarter Fiscal Year 2026 Earnings Conference Call
Novelis will discuss its first quarter fiscal year 2026 results via a live webcast and conference call for investors at 7:00 a.m. EDT/4:30 p.m. IST on Monday, August 11, 2025. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=DhEJtNH5. To participate by telephone, participants are requested to register at: https://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13755053&linkSecurityString=1e30de2897

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2025. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Adjusted Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about: our belief that competition for scrap aluminum has intensified, creating significant pressure on scrap pricing and our financial results; the anticipated benefits of our cost reduction and efficiency efforts and our ability to meet our efficiency targets; and our belief that Novelis is well positioned to face the current competition environment. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; impact of changes in trade policies, new tariffs and other trade measures; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; the competitiveness of our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost or volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of adverse weather phenomena; economic uncertainty, capital markets disruption and supply chain interruptions; unexpected impact of public health crises on our business, suppliers, and customers; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; risks related to fluctuations in freight costs; risks related to rising inflation and prolonged periods of elevated interest rates; risks related to timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risk of rising debt service obligations related to variable rate indebtedness; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreement; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets, and other long-lived assets; tax expense, tax liabilities or tax compliance costs; risks related to the operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks of failing to comply with federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; risks related to global climate change, including legal, regulatory or market responses to such change; risks related to a broad range of environmental, health and safety laws and regulations; and risks related to potential legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended June 30,
(in millions)	2025	2024
Net sales	$4,717	$4,187
Cost of goods sold (exclusive of depreciation and amortization)	4,076	3,481
Selling, general and administrative expenses	175	181
Depreciation and amortization	148	140
Interest expense and amortization of debt issuance costs	67	72
Research and development expenses	22	25
Restructuring and impairment expenses, net	85	19
Equity in net income of non-consolidated affiliates	(1)	(1)
Other (income) expenses, net	(1)	60
	4,571	3,977
Income before income tax provision	146	210
Income tax provision	50	60
Net income	96	150
Net loss attributable to noncontrolling interest	—	(1)
Net income attributable to our common shareholder	$96	$151

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	June 30, 2025	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,074	$1,036
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of June 30, 2025, and March 31, 2025)	2,120	2,073
— related parties	178	136
Inventories	3,293	3,054
Prepaid expenses and other current assets	238	234
Fair value of derivative instruments	165	176
Assets held for sale	21	6
Total current assets	7,089	6,715
Property, plant and equipment, net	7,148	6,851
Goodwill	1,079	1,074
Intangible assets, net	502	509
Investment in and advances to non–consolidated affiliates	998	912
Deferred income tax assets	190	188
Other long-term assets
— third parties	296	263
— related parties	4	3
Total assets	$17,306	$16,515
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$33	$32
Short-term borrowings	320	348
Accounts payable
— third parties	3,703	3,687
— related parties	322	275
Fair value of derivative instruments	131	106
Liabilities held for sale	15	—
Accrued expenses and other current liabilities	654	666
Total current liabilities	5,178	5,114
Long-term debt, net of current portion	6,230	5,773
Deferred income tax liabilities	303	295
Accrued postretirement benefits	541	534
Other long-term liabilities	298	284
Total liabilities	12,550	12,000
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 600,000,000 shares issued and outstanding as of June 30, 2025, and March 31, 2025	—	—
Additional paid-in capital	1,073	1,108
Retained earnings	3,851	3,755
Accumulated other comprehensive loss	(178)	(358)
Total equity of our common shareholder	4,746	4,505
Noncontrolling interest	10	10
Total equity	4,756	4,515
Total liabilities and equity	$17,306	$16,515

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended June 30,
(in millions)	2025	2024
OPERATING ACTIVITIES
Net income	$96	$150
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	148	140
Gain on unrealized derivatives and other realized derivatives in investing activities, net	(8)	(18)
Loss on sale of assets, net	2	1
Non-cash restructuring and impairment charges	54	15
Deferred income taxes, net	6	(1)
Equity in net income of non-consolidated affiliates	(1)	(1)
Loss (gain) on foreign exchange remeasurement of debt	20	(1)
Amortization of debt issuance costs and carrying value adjustments	4	3
Non-cash charges related to Sierre flooding	—	40
Other, net	—	3
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	20	(284)
Inventories	(132)	(264)
Accounts payable	(59)	364
Other assets	12	1
Other liabilities	(57)	(74)
Net cash provided by operating activities	$105	$74
INVESTING ACTIVITIES
Capital expenditures	$(386)	$(348)
Outflows from investment in and advances to non-consolidated affiliates, net	(4)	(7)
Outflows from the settlement of derivative instruments, net	(13)	(2)
Other	3	3
Net cash used in investing activities	$(400)	$(354)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$463	$50
Principal payments of long-term and short-term borrowings	(4)	(55)
Revolving credit facilities and other, net	(105)	(134)
Debt issuance costs	(8)	—
Return of capital to our common shareholder	(35)	—
Net cash provided by (used in) financing activities	$311	$(139)
Net increase (decrease) in cash, cash equivalents and restricted cash	16	(419)
Effect of exchange rate changes on cash	22	(8)
Cash, cash equivalents and restricted cash — beginning of period	1,041	1,322
Cash, cash equivalents and restricted cash — end of period	$1,079	$895

Cash and cash equivalents	$1,074	$886
Restricted cash (included in other long-term assets)	5	9
Cash, cash equivalents and restricted cash — end of period	$1,079	$895

Reconciliation of Adjusted EBITDA to Net Income Attributable to our Common Shareholder (unaudited)
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended June 30,		Year Ended	TTM Ended(1)
(in millions)	2025	2024	March 31, 2025	June 30, 2025
Net income attributable to our common shareholder	$96	$151	$683	$628
Net loss attributable to noncontrolling interests	—	(1)	—	1
Income tax provision	50	60	159	149
Interest, net	62	64	252	250
Depreciation and amortization	148	140	575	583
EBITDA	$356	$414	$1,669	$1,611

Adjustment to reconcile proportional consolidation	$14	$13	$47	$48
Unrealized losses (gains) on change in fair value of derivative instruments, net	8	(7)	(57)	(42)
Realized (gains) losses on derivative instruments not included in Adjusted EBITDA	(3)	2	5	—
Loss on extinguishment of debt, net	—	—	7	7
Restructuring and impairment expenses, net(2)	85	19	53	119
Loss on sale or disposal of assets, net	2	1	4	5
Metal price lag	(69)	7	(69)	(145)
Sierre flood losses, net of recoveries(3)	6	40	105	71
Start-up costs(4)	5	—	—	5
Other, net	12	11	38	39
Adjusted EBITDA	$416	$500	$1,802	$1,718
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2025, subtracting the amounts for the three months ended June 30, 2024, and adding the amounts for the three months ended June 30, 2025.
(2)Restructuring and impairment expenses, net for the three months ended June 30, 2025 include $83 million related to the 2025 Efficiency Plan.
(3)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(4)In the quarter ended June 30, 2025, we incurred $5 million of start-up costs related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.
The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended June 30,
	2025	2024
Adjusted EBITDA (in millions) (numerator)	$416	$500
Rolled product shipments (in kt) (denominator)	963	951
Adjusted EBITDA per tonne	$432	$525

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Three Months Ended June 30,
(in millions)	2025	2024
Net cash provided by operating activities(1)	$105	$74
Net cash used in investing activities(1)	(400)	(354)
Adjusted Free Cash Flow	$(295)	$(280)
_________________________
(1)For the three months ended June 30, 2025 and 2024, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	June 30, 2025	March 31, 2025
Long–term debt, net of current portion	$6,230	$5,773
Current portion of long-term debt	33	32
Short-term borrowings	320	348
Unamortized carrying value adjustments	62	59
Cash and cash equivalents	(1,074)	(1,036)
Adjusted Net Debt	$5,571	$5,176

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	June 30, 2025	March 31, 2025
Adjusted Net Debt (numerator)	$5,571	$5,176
TTM Adjusted EBITDA (denominator)	$1,718	$1,802
Net Leverage Ratio	3.2	2.9

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items to Net Income Attributable to our Common Shareholder (unaudited)
The following table presents net income attributable to our common shareholder excluding special items, a non-GAAP financial measure. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended June 30,
(in millions)	2025	2024
Net income attributable to our common shareholder	$96	$151
Special Items:
Metal price lag	(69)	7
Restructuring and impairment expenses, net	85	19
Sierre flood losses, net of recoveries(1)	6	40
Start-up costs(2)	5	—
Tax effect on special items	(7)	(13)
Net income attributable to our common shareholder, excluding special items	$116	$204
_________________________
(1)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(2)In the quarter ended June 30, 2025, we incurred $5 million of start-up costs related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended June 30, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$133	$70	$93	$119	$1	$416

Shipments (in kt)
Rolled products – third party	389	262	164	148	—	963
Rolled products – intersegment	—	—	51	8	(59)	—
Total rolled products	389	262	215	156	(59)	963

Selected Operating Results Three Months Ended June 30, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$183	$90	$92	$132	$3	$500

Shipments (in kt)
Rolled products – third party	388	261	159	143	—	951
Rolled products – intersegment	—	2	35	11	(48)	—
Total rolled products	388	263	194	154	(48)	951